Exhibit 99.1

Alpine Immune Sciences Provides Corporate Update and Reports Second Quarter 2022 Financial Results

SEATTLE, Wash., - August 11, 2022 - Alpine Immune Sciences, Inc. (NASDAQ: ALPN), a leading clinical-stage immunotherapy company focused on developing innovative treatments for cancer and autoimmune and inflammatory diseases, today provided a corporate update and reported financial results for the second quarter ended June 30, 2022.

“We are pleased with our productive second quarter that included the presentation of encouraging clinical data across our pipeline of novel autoimmune and immuno-oncology candidates and the continued strengthening of our company with the additions of Dr. Sandler to our management team and Dr. Drapa to our board of directors,” said Mitchell H. Gold, MD, Executive Chairman and Chief Executive Officer of Alpine. “Promising first-in-human data for ALPN-303, our potentially best-in-class dual BAFF/APRIL inhibitor, were presented at the 2022 European Alliance of Associations for Rheumatology (EULAR) Congress. We look forward to sharing a more detailed clinical update later in the year to be followed by multiple patient-based studies. Our lead immuno-oncology candidate, davoceticept, has demonstrated a deepening reduction in tumor volume as a monotherapy and focused expansion cohorts have been initiated. In addition, we are pleased to have had the partial clinical hold removed on the NEON-2 trial of davoceticept in combination with pembrolizumab and we plan to report initial data from this combination later this year.”

Second Quarter 2022 and Recent Pipeline Updates

ALPN-303
•Preliminary data from the first-in-human, phase 1 study of ALPN-303 in healthy volunteers were included in a poster presentation at the 2022 European Alliance of Associations for Rheumatology (EULAR) Congress. ALPN-303 has significantly improved potency against the B cell cytokines BAFF and APRIL, superior to related inhibitors including wild-type TACI-Fc’s. In addition, the ongoing phase 1 study demonstrates that ALPN-303 has been well tolerated to-date and has exhibited highly encouraging preliminary pharmacodynamic reductions in circulating immunoglobulins.
•Initiation of up to three basket trials in hematologic, renal, and dermatologic indications and a phase 2 study in systemic lupus erythematosus (SLE) is anticipated beginning in the first half of 2023, updated from end of 2022 due, in part, to delays in enrollment in our phase 1 study related to the COVID-19 pandemic in Australia earlier this year. We plan to provide a more detailed clinical update from the phase 1 study in the third quarter of 2022 and anticipate initial clinical data from the basket trials in the second half of 2023.

Davoceticept
•Davoceticept monotherapy dose escalation data (NEON-1) were presented at the 2022 American Society of Clinical Oncology (ASCO) Annual Meeting, demonstrating tumor volume reduction in 23% of evaluable participants despite a highly heterogeneous, heavily pretreated, advanced solid tumor population. Monotherapy expansion cohorts are currently open for enrollment with a particular interest in renal cell carcinoma, given the observed preliminary activity in this setting.
•FDA removed the partial clinical hold on the NEON-2 trial of davoceticept in combination with pembrolizumab after review of the Company’s Complete Response, which included a comprehensive review of the davoceticept safety database, as well as a revised investigator brochure and study protocol. Preliminary data from the NEON-2 combination trial is anticipated in the second half of 2022.

Corporate
•Andrew Sandler, MD was appointed Chief Medical Officer of Alpine effective August 17, 2022. Dr. Sandler brings over 25 years of industry experience and clinical development expertise and leadership to the Alpine team. Dr. Sandler joins Alpine from Kiadis Pharma, a Sanofi Company, where he was Chief Medical Officer.
•Jörn Drappa, MD, PhD, a 20-year industry veteran with extensive global clinical development leadership experience in autoimmune and inflammatory diseases, joined the Alpine Board of Directors. Dr. Drappa co-founded Viela Bio, a biotechnology company focused on the discovery, development and commercialization of treatments for autoimmune and severe inflammatory diseases, and served as its Head of R&D and Chief Medical Officer through its acquisition by Horizon Therapeutics in March 2021 for $3.1 billion.

Second Quarter 2022 Financial Results

As of June 30, 2022, Alpine’s cash, cash equivalents, and investments totaled $201.2 million. The Company recorded net losses of $18.1 million and $11.0 million for the quarters ended June 30, 2022 and 2021, respectively.

Collaboration revenue for the second quarter ended June 30, 2022 was $5.3 million compared to $7.2 million for the second quarter ended June 30, 2021. The 2022 amounts were primarily attributable to revenue recognized under the Company’s AbbVie and Horizon Agreements, while 2021 revenue recognized solely relates to the AbbVie collaboration.

Research and development expenses for the second quarter ended June 30, 2022 were $17.6 million compared to $14.6 million for the second quarter ended June 30, 2021. The increase was primarily attributable to the Company’s Synergy, NEON, and ALPN-303 studies, and increased personnel costs and direct research activities. These increases were partially offset by a decrease in contract manufacturing and process development for ALPN-303.

General and administrative expenses for the second quarter ended June 30, 2022 were $4.2 million compared to $3.3 million for the second quarter ended June 30, 2021. The increase was primarily attributable to increases in personnel costs.

The Company expects that its current cash resources will be sufficient to fund its planned operations into 2024.

About Alpine Immune Sciences

Alpine Immune Sciences is committed to leading a new wave of immune therapeutics. With world-class research and development capabilities, a highly productive scientific platform, and a proven management team, Alpine is seeking to create first- or best-in-class multifunctional immunotherapies via unique protein engineering technologies to improve patients’ lives. Alpine has entered into strategic collaborations with leading global biopharmaceutical companies and has a diverse pipeline of clinical and preclinical candidates in development. For more information, visit www.alpineimmunesciences.com. Follow @AlpineImmuneSci on Twitter and LinkedIn.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding our platform technology and potential therapies; the timing of and results from clinical trials and preclinical development activities; clinical and regulatory objectives and the timing thereof; expectations regarding the sufficiency of cash to fund our planned operations into 2024; the potential efficacy, safety profile, future development plans, addressable market, regulatory success, and commercial potential of our product candidates; our ability to achieve additional milestones in our collaborations; the progress and potential of our other ongoing development programs; the timing of our public presentations and potential publication of future clinical data; the efficacy of our clinical trial designs; anticipated enrollment in our clinical trials and the timing thereof; expectations regarding our ongoing collaborations; and our ability to successfully develop and achieve milestones in our development programs. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions, among others. These forward-looking statements are based on current assumptions that involve risks, uncertainties, and other factors that may cause actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our product candidates; our ongoing discovery and preclinical efforts may not yield additional product candidates; our discovery-stage and preclinical programs may not advance into the clinic or result in approved products; any of our product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; adverse conditions in the general domestic and global economic markets; the impact of the COVID-19 pandemic on our business, research and clinical development plans and timelines and results of operations, including the impact on our clinical trial sites, collaborators, and contractors who act for or on our behalf, may be more severe and prolonged than currently anticipated; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we undertake no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“NEON-1,” “NEON-2,” "Synergy,” “RUBY,” and the Alpine logo are registered trademarks or trademarks of Alpine Immune Sciences, Inc. in various jurisdictions.

ALPN-202, NEON-2 study is being conducted in collaboration with Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, NJ, USA

Source: Alpine Immune Sciences, Inc.

Alpine Immune Sciences, Inc.
Selected Consolidated Balance Sheet Data
(In thousands)
	June 30, 2022	December 31, 2021
	(unaudited)
Cash and cash equivalents	$24,360	$67,907
Short-term investments	143,500	94,396
Total current assets	172,289	192,013
Long-term investments	33,041	52,866
Total assets	215,826	255,900
Total current liabilities	62,618	69,778
Total stockholders’ equity	99,536	120,903
Total liabilities and stockholders’ equity	215,826	255,900

Consolidated Statement of Operations and Comprehensive Income (Loss) Data
(In thousands, except share and per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(unaudited)
Collaboration revenue	$5,292	$7,193	$18,921	$10,397
Operating expenses:
Research and development	17,587	14,634	33,898	25,071
General and administrative	4,194	3,290	8,969	6,546
Total operating expenses	21,781	17,924	42,867	31,617
Loss from operations	(16,489)	(10,731)	(23,946)	(21,220)
Other income (expense):
Interest expense	(130)	(218)	(284)	(435)
Interest income	314	51	459	114
Other expense	(15)	—	(72)	—
Loss before taxes	(16,320)	(10,898)	(23,843)	(21,541)
Income tax expense	(1,778)	(131)	(1,782)	(131)
Net loss	$(18,098)	$(11,029)	$(25,625)	$(21,672)
Comprehensive income (loss):
Unrealized (loss) gain on investments	(304)	21	(1,078)	16
Unrealized loss on foreign currency translation	(4)	(9)	(18)	(24)
Comprehensive loss	$(18,406)	$(11,017)	$(26,721)	$(21,680)
Weighted-average shares used to compute basic and diluted net loss per share	30,324,933	23,908,516	30,311,527	23,888,173
Basic and diluted net loss per share	$(0.60)	$(0.46)	$(0.85)	$(0.91)
Alpine Immune Sciences, Inc.
Contacts:
Alex Sharif
Director, Investor Relations and Corporate Development
Alpine Immune Sciences, Inc.
206-788-4545
ir@alpineimmunesciences.com

Kelli Perkins (Media)
Red House
310.625.3248
kelli@redhousecomms.com